Ex-99(d)

Description of Registration Rights Agreement

Introduction

On July 18, 2007, a Registration Rights Agreement among Given Imaging Ltd. (“Given Imaging”), Elron Electronic Industries Ltd. (“Elron”), Discount Investment Corporation Ltd. (“DIC”) and RDC Rafael Development Corporation Ltd. (“RDC”). This Registration Rights Agreement has replaced earlier registration rights granted by Given Imaging to Elron, DIC, RDC, entities affiliated with OrbiMed Capital LLC and other shareholders in connection with a private placement completed in September 2000, before Given Imaging’s initial public offering. These earlier registration rights expired in October 2006.

The Registration Rights Agreement provides the affiliated shareholders means for liquidity that are otherwise not available to them under applicable law given their ownership level. At the same time, it increases the likelihood that a sale by the affiliated shareholders will be coordinated with Given Imaging and not disrupt the ordinary activity in the market for shares of Given Imaging due to the sale of a large number of shares at one time or during a short period.

The main terms of the registration rights agreement are as follows:

Demand Registration Rights

At the request of one or more of the affiliated shareholders holding at least 5% of the then outstanding ordinary shares of Given Imaging, Given Imaging must use its best efforts to register any or all of these shareholders’ ordinary shares on the condition that the minimum aggregate offering price of the shares to be registered is at least $15 million. Given Imaging must also give notice of the registration to other affiliated shareholders and include in the registration any ordinary shares that they request to include. This registration also may include ordinary shares offered by Given Imaging for its own account and by its directors and officers. Given Imaging may only be requested to carry out two of these demand registrations.

In connection with any such demand registration, the managing underwriter may limit the number of shares offered for marketing reasons. In such case, the managing underwriter must exclude first any shares to be registered by Given Imaging for the company’s own account and, second, any shares to be registered by its directors and officers. Thereafter, the shares to be registered by the affiliated shareholders would be reduced pro rata among the affiliated shareholders requesting inclusion of their shares according to the number of shares held by each of them.

Incidental Registration Rights

The affiliated shareholders also have the right to request that Given Imaging include their ordinary shares in any registration statements filed by it in the future for the purposes of a public offering, subject to specified limitations. The managing underwriter may limit the number of shares offered for marketing reasons. In this case, the managing underwriter must exclude first any shares to be registered by Given Imaging, unless Given Imaging initiated the registration, second the shares that the affiliated shareholders have requested to include in the registration, and third the shares of the party initiating the registration.

Form F-3 Registration Rights

At the request of an affiliated shareholder, Given Imaging must make its best efforts to register such shareholder’s ordinary shares on Form F-3. Given Imaging must also give notice of the registration to other affiliated shareholders to whom it has granted registration rights and include in the registration any ordinary shares they request to include. These demand rights may only be exercised if nine months have passed since the last registration that Given Imaging filed in which the affiliated shareholder requesting registration was entitled to include its shares. The minimum aggregate offering price of the shares to be registered is $15 million, in case of an underwritten offering, or $5.0 million, in case of a non-underwritten offering. The managing underwriter may limit the number of shares offered for marketing reasons. In such case, the rights of each shareholder to include its ordinary shares in the registration are allocated in the same manner as in a demand registration described above.

Termination

All registration rights will expire on the fifth anniversary of the agreement. With respect to any shareholder, registration rights will expire if that shareholder can sell all of its ordinary shares within a 90 day period under Rule 144 under the United States Securities Act of 1933, as amended.

Expenses

Generally, Given Imaging will pay all expenses incurred in carrying out the above registrations, as well as the fees and expenses of one legal counsel for the selling shareholders in each registration.